May 10, 2019

Martin Connor
Chief Financial Officer
TOLL BROTHERS INC
250 Gibraltar Road
Horsham, Pennsylvania 19044

       Re: TOLL BROTHERS INC
           Form 10-K for the period ended October 31, 2018
           Filed on December 20, 2018
           Form 10-Q for the period ended January 31, 2019
           Filed on March 8, 2019
           File No. 001-09186

Dear Mr. Connor:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction